Exhibit 5.1

December 7, 2020

International Flavors & Fragrances Inc.

521 West 57th Street

New York, New York 10019

Ladies and Gentlemen:

We have acted as special counsel to International Flavors & Fragrances Inc., a New York corporation (“IFF”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of IFF’s registration statement on Form S-4 (No. 333-238072), as amended (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed issuance by IFF of shares of common stock, par value $0.125 per share, of IFF (“Common Stock”) in connection with the merger (the “Merger”) of Neptune Merger Sub I Inc. (“Merger Sub”), a wholly owned subsidiary of IFF, with and into Nutritional & Biosciences, Inc. (“N&B”), with N&B continuing as the surviving company and a wholly owned subsidiary of IFF; the Merger being effected pursuant to the Agreement and Plan of Merger, dated as of December 15, 2019 (the “Merger Agreement”), by and among DuPont de Nemours, Inc., IFF, N&B, and Merger Sub.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In arriving at the opinion expressed below, we reviewed the following documents:

(a)	the Registration Statement;

(b)	copies of IFF’s Restated Certificate of Incorporation and Amended and Restated By-laws, in each case as currently in effect;

(c)	the Merger Agreement; and

(d)

certain resolutions of the Board of Directors of IFF relating to the approval of the Merger Agreement and the transactions contemplated thereby, including the issuance of the Common Stock, and certain related matters.

International Flavors & Fragrances Inc., p. 2

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of IFF and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to the factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that that the Common Stock, when issued in accordance with the terms and conditions of the Merger Agreement, will be validly issued by IFF, fully paid and, except as may otherwise be provided by Section 630 of the Business Corporation Law of the State of New York, non-assessable.

In rendering the foregoing opinion, we have assumed that prior to the issuance of Common Stock in connection with the Merger: (i) the Registration Statement, as finally amended, will have become effective under the Securities Act; (ii) the Merger contemplated by the Merger Agreement will have been consummated in accordance with the Merger Agreement; and (iii) the shares of Common Stock will have been registered by the transfer agent and registrar for the shares of Common Stock.

The foregoing opinion is limited to the law of the State of New York.

We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement under the heading “Legal Matters” as counsel for IFF that has passed on the validity of Common Stock, and to the use of this opinion letter as a part (Exhibit 5.1) of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Kyle A. Harris
Kyle A. Harris, a Partner